Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141

July 29, 2019
FOR IMMEDIATE RELEASE
Company Contact
Jacqueline E. Burwitz
Vice President,
Investor Relations
314-985-2169

ENERGIZER HOLDINGS, INC. DECLARES QUARTERLY DIVIDENDS
ON ITS COMMON AND PREFERRED STOCK
ST. LOUIS, July 29, 2019 - Energizer Holdings, Inc. (NYSE: ENR) announced that its Board of Directors declared dividends on its common and preferred stock as follows:
Common - a quarterly dividend of $0.30 per share of common stock. The dividend will be payable on September 10, 2019 to shareholders of record as of the close of business on August 20, 2019.
Preferred - a quarterly dividend of $1.875 per share of 7.50% Series A mandatory convertible preferred stock. The dividend will be payable on October 15, 2019 to shareholders of record as of the close of business on October 1, 2019.
About Energizer Holdings, Inc.
Energizer Holdings, Inc. (NYSE: ENR), headquartered in St. Louis, MO, is one of the world's largest manufacturers of primary batteries and portable lighting products and is anchored by its globally recognized brands Energizer®, Eveready®, Rayovac® and Varta®. Energizer is also one of the world's largest manufacturers of automotive appearance, performance, and fragrance products from recognized brands such as Armor All®, STP®, A/C Pro®, Refresh Your Car!®, California Scents®, Driven®, Bahama & Co.®, LEXOL®, Eagle One®, Nu Finish®, Scratch Doctor®, and Tuff Stuff®. As a global branded distributor of consumer products, our mission is to lead the charge to deliver value to our customers and consumers better than anyone else. For more details about Energizer Holdings, Inc., visit www.energizerholdings.com.

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